Exhibit 4.9

20     FY EIP Award

25% Retention

SPECTRUM BRANDS HOLDINGS,

INC. 2011 OMNIBUS EQUITY

AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of         , 20     (hereinafter the “Date of Grant”), between Spectrum Brands Holdings, Inc. (the “Company”), and [NAME] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units as provided herein and subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant to the Participant a total of BASE Restricted Stock Units (the “Base Award”) and ADDL Restricted Stock Units (the “Additional Award”, and together with the Base Award, the “Award”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and settle in accordance with Sections 3 and 4 hereof.

2.    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event of a conflict between the Plan and this Agreement, the terms and conditions of the Plan shall govern. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.    Terms and Conditions for Base Award. The Base Award shall be one hundred percent (100%) unvested on the Date of Grant. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company through the applicable dates of vesting and settlement of the Base Award, the Base Award shall vest and be settled as follows:

(i)    Performance Vesting. Fifty percent (50%) of the Base Award (the “Performance Target Award”) shall be eligible to vest as provided in this Section 3(i) and shall become vested to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, the Participant remains employed through the “Performance Vesting Date” (as defined below) and the Committee certifies that for the period commencing on October 1, 20     and ending on September 30, 20     (the “Performance Period”) the Company has achieved or exceeded the threshold percentage of the “Adjusted EBITDA Target” and the “Adjusted Free Cash Flow Target” (each as defined in Exhibit A, and collectively referred to herein as the “Targets”) necessary for any portion of the Performance Target Award to vest. The “Performance Vesting Date” shall be the date established by the Company upon which the Performance Award is awarded and delivered to the participants in the 20     Equity Incentive Plan, which date shall be as soon as practical following the determination by the Committee as to the achievement of the Targets during the Performance Period, but in no event later than seventy-four (74) days following the last day of the Performance Period. The portion, if any, of the Performance Target Award that shall vest as of the Performance Vesting Date (the “Performance Award”) shall range from zero to one hundred percent (100%) of the Performance Target Award based on the extent to which either or both Targets are achieved, as determined in accordance with the methodology set out on Exhibit A.

The Company shall settle the Performance Award as promptly as practicable following the Performance Vesting Date and shall therefore issue (in book-entry form) in the name of the Participant one share of Common Stock (each, an “RSU Share”) for each such vested Restricted Stock Unit comprising the Performance Award, with any fractional shares rounded to the nearest whole share (and, upon such settlement, those Restricted Stock Units shall cease to be credited to the Account).

The Committee shall have the right to adjust or modify the calculation of the Targets as permitted under the Plan, provided, that to the extent the Base Award is a Performance Compensation Award, all actions taken hereunder (including without limitation the setting and any adjustments of the Targets as Performance Goals) shall be made in a manner intended to comply with Section 162(m) of the Code, subject to Section 11(a) of the Plan.

(ii)    Service Vesting. Fifty percent (50%) of the Base Award (the “Service Target Award”) shall be eligible to vest as provided in this Section 3(ii), subject to the Participant’s continued employment through the first anniversary of the Performance Vesting Date (the “Service Vesting Date”). On the Service Vesting Date, the portion of the Service Target Award then credited to the Participant’s Account (the “Service Award”) (which portion shall equal the same number of Restricted Stock Units that comprised the Performance Award) shall vest and be settled and therefore the Company shall issue (in book entry form) in the name of the Participant one RSU Share for each such Restricted Stock Unit comprising the Service Award, with any fractional shares rounded to the nearest whole share (and, upon such settlement, those Restricted Stock Units shall cease to be credited to the Account).

(iii)    Forfeiture of Portion of Unvested Award on Performance Vesting Date. Upon the Performance Vesting Date, the portion, if any, of the Performance Target Award that has not then vested and an equal portion of the Service Target Award shall be irrevocably forfeited without consideration. If on the Performance Vesting Date, the Committee has certified that no portion of the Performance Target Award has become vested, the Award (including, for the avoidance of doubt, the Additional Award) shall automatically terminate in full and all Restricted Stock Units comprising the Award credited to the Participant’s Account shall on that date be forfeited without consideration to the Participant.

4.    Terms and Conditions for Additional Award. The Additional Award shall be one hundred percent (100%) unvested on the Date of Grant and if on the Performance Vesting Date, the Committee has certified that no portion of the Performance Target Award has become vested, the Additional Award shall automatically terminate in full and all Restricted Stock Units comprising the Additional Award credited to the Participant’s Account shall be forfeited without consideration to the Participant. Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued service to the Company through the applicable date of vesting and settlement of the Additional Award, the Additional Award shall vest and be settled as follows:

(i)    Additional Award Vesting. The Additional Award shall be eligible to vest as provided in this Section 4(i) and shall become vested to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, (x) the Participant remains employed through the “Additional Vesting Date” (as defined below), (y) the Committee certifies that the Company has exceeded either or both of the Targets at the 100 percent level for the Performance Period (the “Additional Award Targets”) and (z) the Committee certifies that, with respect to an Additional Award for Adjusted EBITDA, the Adjusted EBITDA achieved for the period commencing on October 1, 20     and ending on September 30, 20     (the “Additional Performance Period”) is no less than the Adjusted EBITDA achieved for the Performance Period, and (2) with respect to an Additional Award for Adjusted Free Cash Flow, the Adjusted Free Cash Flow achieved for the Additional Performance Period is no less than the Adjusted Free Cash Flow for the Performance Period. The portion, if any, of the Additional Award that shall vest shall range from zero to one hundred percent (100%) of the Additional Award based on the extent to which the

Additional Award Targets are achieved, as determined in accordance with the methodology set out on Exhibit A. The “Additional Vesting Date” shall be the date established by the Company upon which the Additional Award is awarded, which date shall be as soon as practical following the determination by the Committee as to the satisfaction of clause (2) of this paragraph, but in no event later than seventy-four (74) days, following the last day of the Additional Performance Period.

The Company shall settle the Additional Award as promptly as practical following the Additional Award Vesting Date and shall therefore issue (in book-entry form) in the name of the Participant one RSU Share for each such Restricted Stock Unit comprising the Additional Award with any fractional shares rounded to the nearest whole share (and, upon such settlement, those Restricted Stock Units shall cease to be credited to the Account).

The Committee shall have the right to adjust or modify the calculation of the Targets as permitted under the Plan, provided, that to the extent the Additional Award is a Performance Compensation Award, all actions taken hereunder (including without limitation the setting and any adjustments of the Targets as Performance Goals) shall be made in a manner intended to comply with Section 162(m) of the Code, subject to Section 11(a) of the Plan.

For the avoidance of doubt, in the event of the Participant’s termination of employment with the Company for any reason prior to the Additional Vesting Date, no portion of the Participant’s Additional Award shall vest.

(ii)    Forfeiture of Portion of Unvested Additional Award on Additional Vesting Date. Upon the Additional Vesting Date, the portion, if any, of the Additional Award that has not then vested shall be irrevocably forfeited without consideration. If on the Additional Vesting Date, the Committee has certified that no portion of the Additional Award has become vested, the Additional Award shall automatically terminate in full and all Restricted Stock comprising the Additional Award credited to the Participant’s Account shall on that date be forfeited without consideration to the Participant.

5.    Effect of Termination of Employment on Awards.

(i)    Except as provided in subsections (ii), (iii), (iv) or (v) of this Section 5, (w) if the Participant’s employment with the Company terminates prior to the Performance Vesting Date for any reason, the Award and all Restricted Stock Units credited to the Participant’s Account comprising the Award shall be forfeited without consideration to the Participant on the date of employment termination, (x) if the Participant’s employment with the Company terminates on or after the Performance Vesting Date but prior to the Service Vesting Date, the Service Award, the Additional Award and all Restricted Stock Units comprising the Service Award and the Additional Award credited to the Participant’s Account shall be forfeited without consideration on the date of employment termination and (y) if the Participant’s employment with the Company terminates on or after the Service Vesting Date but prior to the Additional Vesting Date, the Additional Award and all Restricted Stock Units comprising the Additional Award credited to the Participant’s Account shall be forfeited without consideration on the date of employment termination.

(ii)    Upon termination of the Participant’s employment by the Company for Cause, the entire Award (whether vested or unvested) shall immediately terminate and all Restricted Stock Units credited to the Participant’s Account (and any RSU Shares) shall be forfeited without consideration to the Participant.

(iii)    Upon voluntary termination of the Participant’s employment with the Company, all Restricted Stock Units then credited to the Participant’s Account shall be forfeited without consideration to the Participant.

(iv)    In the event of termination of the Participant’s employment by the Company without Cause, by the Participant for Good Reason (if so provided in an employment or severance agreement between Participant and the Company in effect immediately prior to termination), by the Participant after attainment of age fifty-five (55) and completion of ten (10) years with the Company, due to his or her death, or by the Company due to his or her Disability (each a “Qualifying Termination”), in each case after the Performance Vesting Date, all Restricted Stock Units then credited to the Participant’s Account comprising the Service Award shall vest and be settled in RSU Shares as soon as reasonably practicable but in no event later than thirty (30) days following the end of the fiscal year in which such termination of employment occurs, provided that the Participant executes a release of claims in Company’s standard form, with such release to include non-competition, non-solicitation and non-disclosure provisions. For the avoidance of doubt, there shall be no entitlement by the Participant to any portion of the additional Award unless the Participant remains employed through the Additional Award Vesting Date.

(v)    In the event of a Qualifying Termination that occurs during the period beginning with the first day of the fourth (4th) quarter of the Performance Period and ending with the Performance Vesting Date, the Participant’s Base Award shall vest in the manner it would have vested under Sections 3(i) and (ii) if the Participant had remained employed through the Performance Vesting Date and Service Vesting Date, except that the portion of the Base Award that vests shall be prorated based upon the number of days during the Performance Period on which the Participant was an employee of the Company, provided that the Participant executes a release of claims in the Company’s standard form, with such release to include non-competition, non-solicitation and non-disclosure provisions. Such vested portion of the Base Award shall be settled in shares of Common Stock as of the Performance Vesting Date and otherwise in accordance with Sections 3(i) and (ii). For the avoidance of doubt, there shall be no entitlement by the Participant to any portion of the additional Award unless the Participant remains employed through the Additional Award Vesting Date.

In no event shall any Restricted Stock Units be settled unless and until the Committee certifies the Company’s financial results for the Performance Period, and the extent, if any, to which the Targets have been achieved.

6.    Miscellaneous.

(a)    Dividends. If on any date dividends are paid on shares of Common Stock, then the Participant’s Account shall be credited with dividend equivalent payments either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, which accumulated dividend equivalents shall be payable and forfeited at the same time as the underlying Restricted Stock Units are settled or forfeited, and, if Restricted Stock Units are forfeited, the Participant shall have no right to any dividend equivalent payments relating thereto.

(b)    Taxes and Withholding. Upon the settlement of any portion of the Award, the Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any cash, RSU Shares, other securities or other property deliverable under the Restricted Stock Units or from any compensation or other amounts owing to a Participant, the amount (in cash, RSU Shares, other securities or other property) of any required withholding taxes in respect of the settlement of Restricted Stock Units, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. In addition, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and which would not result in adverse accounting to the Company) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of RSU Shares otherwise issuable or deliverable pursuant to the settlement of the Restricted Stock Units a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability). The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.

(c)    Transfer Restrictions; Holding Requirement. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3 or 4 hereof. From and after date such Restricted Stock Units are settled in RSU Shares, the Participant agrees to hold (and shall not sell, pledge or otherwise transfer (other than by will or the laws of descent and distribution)) at least 25% of the RSU Shares for a period of one year after such RSU’s vest and are settled in RSU Shares (after taking into account the sale or withholding of any RSU Shares to the extent necessary (as determined by the Company) to cover taxes on compensation attributable to such RSU Shares.

(d)    Rights as a Stockholder. Upon and following the Performance Vesting Date, the Service Vesting Date or the Additional Vesting Date, as applicable, the Participant shall be the record owner of the RSU Shares settled upon such date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the settlement of Restricted Stock Units, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

(e)    Performance Compensation Award. The Award granted under this Agreement shall be a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(f)    General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company, the Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(g)    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be sent by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

3001 Deming Way

Middleton, WI 53562

Facsimile: (608) 288-7546

Attention: General Counsel

if to the Participant:

At the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(h)    Clawback/Forfeiture. The Committee may in its sole discretion cancel all or any portion of the Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or settlement of such Award, and must promptly repay the gain to the Company, upon 30 days prior written demand by the Committee. In addition, if the Participant receives any amount in excess of what the Participant should have received under the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company upon 30 days prior written demand by the Committee. To the extent required by applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Award shall be subject to any required clawback, forfeiture or similar requirement.

(i)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(j)    No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(k)    Bound by Plan. By accepting this Award, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(l)    Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(m)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(n)    Section 409A. It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted consistent therewith. This Award is subject to Section 15(t) of the Plan.

(o)    Electronic Delivery. By executing this Agreement, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent required prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

(p)    Securities Laws. The Participant agrees that the obligation of the Company to issue RSU Shares shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

(q)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(r)    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(s)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(t)    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Spectrum Brands Holdings, Inc.

Stacey L. Neu
Human Resources

EXHIBIT A

The Adjusted EBITDA Target is $         million dollars and Adjusted Free Cash Flow Target is $         million dollars, in each case at September 30, 20    . For the avoidance of doubt, the Targets may be adjusted so as to negate the effects of material acquisitions or dispositions, as provided in the definitions below.

Adjusted EBITDA shall mean net earnings before interest, taxes, depreciation and amortization and excluding restructuring, acquisition and integration charges, and other one-time charges. The result of the formula in the preceding sentence shall then be adjusted so as to negate the effects of acquisitions or dispositions; provided, however that Adjusted EBITDA resulting from businesses or products lines acquired (in Board approved transactions) during the Performance Period will be included in the calculation from the date of acquisition, subject to negative discretion of the Compensation Committee.

Adjusted Free Cash Flow shall mean Adjusted EBITDA plus or minus changes in current and long term assets and liabilities, less cash payments for taxes, restructuring and interest, but excluding outlays or proceeds from acquisitions or dispositions. Any reductions in Adjusted Free Cash Flow resulting from transaction costs or financing fees incurred in connection with any Board approved acquisition or refinancing (in each case during the Performance Period) will be added back to Adjusted Free Cash Flow, subject to negative discretion of the Compensation Committee.

20     FY EIP Award

25% Retention

Base Award

Adjusted EBITDA Target Attained	Percentage of Performance Target Award Vesting on Performance Vesting Date
Less than $ M	0%
$ M		%
$ M or greater		%

If, for the Performance Period, Adjusted EBITDA is equal to or greater than $         Million but less than $         Million, the percentage of the Performance Target Award that shall vest on the Performance Vesting Date shall be between     % and     %, using straight line interpolation.

Adjusted Free Cash Flow Target Attained	Percentage of Performance Target Award Vesting on Performance Vesting Date
Less than $ M	0%
$ M		%
$ M or greater		%

If, for the Performance Period, Adjusted Free Cash Flow is equal to or greater than $         Million but less than $         Million, the percentage of the Performance Target Award that shall vest on the Performance Vesting Date shall be between     % and     %, using straight line interpolation.

20     FY EIP Award

25% Retention

Additional Award

		Maximum Payout % (of Base Award)		Weighting % of Additional Award
Adjusted EBITDA Target Attained	Greater than $ M		%		%
Adjusted Free Cash Flow Attained	Greater than $ M		%		%

If for the Additional Performance Period Adjusted EBITDA is both (i) more than $         Million but less than or equal to $         Million and (ii) the Consistency Requirement is met, then the percentage of the Additional Award that shall vest on the Additional Vesting Date shall be between 0% and 100%, determined by the Committee using straight line interpolation.

If for the Additional Performance Period Adjusted Free Cash Flow is both (i) more than $         Million but less than or equal to $         Million and (ii) the Consistency Requirement is met, then the percentage of the Additional Award that shall vest on the Additional Vesting Date shall be between 0% and 100%, determined by the Committee using straight line interpolation.

A condition to vesting of the Additional Award is that the Adjusted EBITDA and Adjusted Free Cash Flow achieved for the year ended September 30, 20     be equal to, or exceed, the Adjusted EBITDA and Adjusted Free Cash Flow achieved for the year ended September 30, 20     (the “Consistency Requirement”). If the Consistency Requirement is not met for Adjusted EBITDA, then no portion of the Additional Award shall vest with respect to Adjusted EBITDA. If the Consistency Requirement is not met for Adjusted Free Cash Flow, then no portion of the Additional Award shall vest with respect to Adjusted Free Cash Flow.